INTL FCStone is Rebranding to StoneX
INTL FCStone Inc. is Changing its Name to StoneX Group Inc.

Rebrand signals the next phase for the firm as a unified financial services network connecting clients to global financial markets

NEW YORK, June 24, 2020 -- INTL FCStone Inc. (NASDAQ: INTL) (the “Company”), a leading provider of execution, post-trade settlement, clearing and custody services across asset classes and markets worldwide, today announced that it is rebranding the firm as StoneX Group Inc. (“StoneX”). The StoneX Group name was approved by an overwhelming majority at this morning’s shareholder meeting and effective July 6, 2020 the Company will be traded under the symbol SNEX.

The StoneX Group name and its trade name “StoneX” carries forward the foundation established by Saul Stone in 1924 to today’s modern financial services firm. Today, the StoneX Group provides an institutional-grade financial services ecosystem connecting its clients to 36 derivatives exchanges, 175 foreign exchange markets, nearly every global securities marketplace, and a number of bi-lateral liquidity venues via its network of highly integrated digital platforms and experienced professionals. Our platform delivers support throughout the entire lifecycle of a transaction, from consulting and boots-on-the-ground intelligence, efficient execution, to post-trade clearing, custody and settlement.

Sean O’Connor, CEO, commented on today’s news, “Our firm has experienced transformational growth in recent years - in terms of the breadth and depth of our offering, our technology platforms and our global client base. This re-brand will help us better define and communicate our strategic focus on driving innovation and digitalization in the global markets going forward.”

In 2003, the Company set out to become a leading provider of financial services with the mission to meet the needs of underserved clients in specialized markets. As larger investment banks derisked after the financial crisis by withdrawing from markets, raising their minimums, and narrowing their offerings, the Company was able to occupy the gaps in the marketplace and seize opportunities left behind by these larger firms. Additionally and concurrently, as regulations and capital pressures drove mergers amongst smaller players in the industry, INTL FCStone Inc. became an opportunistic consolidator executing strategic acquisitions across business lines. These acquisitions all served as part of the Company’s transition to a global financial services firm that provides a unified digital platform that offers efficient access and connectivity to all major financial markets around the world. Simultaneously, INTL FCStone Inc. worked with larger institutions to meet their growing need for an institutional-grade partner to help them execute their market strategies and serve their clients.

“Our transition to the StoneX brand signals an exciting new phase for our company and our clients. We owe all of our success to our clients, and we will continue to put them at the center of everything we do as we pursue our goal of becoming recognized as a best in class financial services franchise,” added O’Connor.

About INTL FCStone Inc.

INTL FCStone Inc. (NASDAQ: INTL), through its subsidiaries, connects its clients with the global markets across asset classes - providing execution, post-trade settlement, clearing and custody services. Clients use its institutional-grade digital platforms, high-touch service and deep expertise to pursue trading opportunities, make investments, efficiently manage their market risks and improve their performance. Headquartered in New York City, INTL FCStone Inc. and its 2,000 employees serve more than 30,000 commercial and institutional clients, and more than 125,000 retail clients, from more than 40 offices across five continents.

Further information on INTL is available at www.intlfcstone.com.

Media Contact
Jay A. Morakis
M Group Strategic Communications (for StoneX Group Inc.)
+1 646 859 5951
jmorakis@mgroupsc.com

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